Exhibit 3.41

CHARTER

OF

VMT, Inc.

The undersigned, having capacity to contract and acting as the incorporator of a corporation under the Tennessee Business Corporation Act, adopts the following charter for such corporation:

1. The name of the corporation is: VMT, Inc.

2. The number of shares the corporation is authorized to issue is 1,000 shares of no par value common stock.

3. (a)	The street address of the corporation’s initial registered office (including county) is:

2525 Horizon Lake Drive, Suite 120
Memphis. Shelby County, Tennessee 38133

(b)	The name of the corporation’s initial registered agent is:

Thomas R. Renfroe

4. The name and address of the incorporator is:

John A. Good
6075 Poplar Avenue, Suite 623
Memphis, Tennessee 38119

5. The address of the principal office of the corporation is:

2525 Horizon Lake Drive, Suite 120
Memphis, Shelby County, Tennessee 38133

6.      The powers of the incorporator shall terminate upon the filing of this charter, and at such time, management of the corporation shall be vested in the initial board of directors of the corporation, each of whom will serve until the first annual meeting of the shareholders of the corporation or until his successor is duly elected and qualified. The name, address and zip code of each initial director of the corporation is as follows:

Dan M. Palmer
2525 Horizon Lake Drive, Suite 120
Memphis, Tennessee 38133

Thomas R. Rcnfroe
2525 Horizon Lake Drive. Suite 120
Memphis. Tennessee 38133

Joyce Kelso
2525 Horizon Lake Drive, Suite I20
Memphis. Tennessee 38133

Edward A. Labry, Ill
2525 Horizon Lake Drive, Suite 120
Memphis. Tennessee 38133

7. The corporation’s common shares shall have unlimited voting rights and are entitled to receive net assets of the corporation upon dissolution.

8. The corporation is for profit

9. The purpose for which the corporation is organized is to engage in any lawful business permitted under the laws of the ofthe State of Tennessee.

10.    To the fullest extent permitted by the Tennessee Business Corporation Act as in effect on the date hereof and as hereafter amended from time to time, a director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. If the Tennessee Business

Corporation Act or any successor statute is amended after adoption of this provision to authorize corporate action (further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Tennessee Business Corporation Act or such statute, as so amended from time to time. Any repeal or modification of this Paragraph by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification or with respect to events occurring prior to such time.

Dated:  September 4, 1991

/s/ John A. Good,
John A. Good, Incorporator

ARTICLES OF AMENDMENT TO THE CHARTER
OF
VMT, INC.

Pursuant to the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation hereby submits the following Articles of Amendment to amend its Charter:

1.                                       The name of the corporation is VMT, Inc.

2.                                       The text of the amendment adopted is to change the name of the corporation to Concord Equipment Sales, Inc.

3.                                       The amendment was duly adopted on December 16, 1994.

4.                                       This amendment was duly adopted by the shareholders.

DATED this 16th of December, 1994.

VMT, Inc.

/s/ Edward A. Labry
Edward A. Labry, President